Contact:	Linda Pitt	Sandra Thomas Watson
	GAJ Services Inc.	First Avenue Networks
	TEL: 859-291-1005	TEL: 434-220-4988
	lpitt@gajservices.com	swatson@firstavenet.com

FIRST AVENUE NETWORKS SECURES $4 MILLION IN EQUITY FINANCING

Charlottesville, Va., January 29, 2004—First Avenue Networks (OTC-BB: FRNS), the holder of one of the nation’s most expansive portfolios of licensed 39 GHz spectrum, announced today that it secured $4 million in equity financing.

In a private placement, the investors received 1.1 million shares of common stock of First Avenue Networks and warrants for the purchase of an additional 1.1 million shares of common stock exercisable at a price of $1.84 per share. The purchase price of each share and accompanying warrant was $3.60. As part of the transaction, holders of the Company’s outstanding 9% senior secured notes extended the maturity of these notes from December 20, 2006 to December 20, 2008.

About First Avenue Networks

First Avenue Networks (OTC-BB:FRNS), the holder of one of the nation’s most expansive 39 GHz license portfolios, is committed to providing the fastest, simplest, most cost-effective way for telecommunication providers to build reliable, high-speed networks. First Avenue Network’s 39 GHz licensed spectrum leasing products, Express Link and Express Net, simplify and reduce many of the barriers traditionally associated with deploying fixed wireless broadband networks. First Avenue Networks holds over 750 FCC-issued licenses for 39 GHz spectrum, covering virtually the entire United States. For more information, please visit the company’s web site at http://www.firstavenet.com or call (301) 524-5900.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or an applicable exemption from those registration requirements. This notice shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities of First Avenue Networks.

“The above information includes forward-looking statements regarding securities transactions and the provision of services by the Company and other opportunities in the Company’s marketplace. These statements are not guarantees of future performance. Known and unknown risks, uncertainties, and other factors, including without limitation, capital constraints, changes to or failure to execute the Company’s strategy and business plan, non-renewal or revocation of FCC licenses, variable customer demand, technological risks, ability to manage growth, competition and government regulation and those additional risks and uncertainties discussed in our most recent filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 31, 2002, may cause

First Avenue Networks Launches 39 GHz Spectrum Leasing Products—2

actual results to differ materially from the future results implied or expressed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date hereof. The Company does not undertake to and expressly disclaims any obligation to update or revise its forward-looking statement publicly to reflect any change in these forward-looking statements, or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.”

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